                                 CODE OF ETHICS



                                       PIV
                                        S








         It is the personal responsibility of every Putnam employee to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our clients, or to do anything that could damage or erode the trust our clients place in Putnam and its employees.
         44156  4/2000

A Table of Contents
  Overview          .......................................................................................iii

  Preamble          .......................................................................................vii

  Definitions:      Code of Ethics..........................................................................ix

  Section I.        Personal Securities Rules for All Employees..............................................1
                        A.              Restricted List......................................................1
                        B.              Prohibited Purchases and Sales.......................................6
                        C.              Discouraged Transactions.............................................9
                        D.              Exempted Transactions...............................................10

  Section II.       Additional Special Rules for Personal Securities Transactions of Access
                    Persons and Certain Investment Professionals............................................13

  Section III.      Prohibited Conduct for All Employees....................................................19

  Section IV.       Special Rules for Officers and Employees of Putnam Europe Ltd...........................29

  Section V.        Reporting Requirements for All Employees................................................31

  Section VI.       Education Requirements..................................................................35

  Section VII.      Compliance and Appeal Procedures........................................................37

  Appendix A        ........................................................................................39
                        Preamble        ....................................................................41
                        Definitions:    Insider Trading.....................................................43
                        Section 1.      Rules Concerning Inside Information.................................45
                        Section 2.      Overview of Insider Trading.........................................49

  Appendix B.       Policy Statement Regarding Employee Trades in Shares of Putnam Closed-End Funds.........55

  Appendix C.       Clearance Form for Portfolio Manager Sales Out of Personal Account of Securities
                    Also Held by Fund (For compliance with "Contra-Trading" Rule)...........................57

  Appendix D.       Procedures for Approval of New Financial Instruments....................................59

  Index             ........................................................................................61


                                        s                                     1
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

A     Overview

      Every Putnam employee is required, as a condition of continued employment, to read, understand, and comply with the entire Code of Ethics. This Overview is provided only as a convenience and is not intended to substitute for a careful reading of the complete document.

      It is the personal responsibility of every Putnam employee to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our clients, or do anything that could damage or erode the trust our clients place in Putnam and its employees. This is the spirit of the Code of Ethics. In accepting employment at Putnam, every employee accepts the absolute obligation to comply with the letter and the spirit of the Code of Ethics. Failure to comply with the spirit of the Code of Ethics is just as much a violation of the Code as failure to comply with the written rules of the Code.

      The rules of the Code cover activities, including personal securities transactions, of Putnam employees, certain family members of employees, and entities (such as corporations, trusts, or partnerships) that employees may be deemed to control or influence.

      Sanctions will be imposed for violations of the Code of Ethics. Sanctions may include bans on personal trading, reductions in salary increases or bonuses, disgorgement of trading profits, suspension of employment, and termination of employment.

      --    Insider trading:

            Putnam employees are forbidden to buy or sell any security while either Putnam or the employee is in possession of non-public information ("inside information") concerning the security or the issuer. A violation of Putnam's insider trading policies may result in criminal and civil penalties, including imprisonment and substantial fines.

      --    Conflicts of interest:

            The Code of Ethics imposes limits on activities of Putnam employees where the activity may conflict with the interests of Putnam or its clients. These include limits on the receipt and solicitation of gifts and on service as a fiduciary for a person or entity outside of Putnam.

            For example, Putnam employees generally may not accept gifts over $50 in total value in a calendar year from any entity or any supplier of goods or services to Putnam. In addition, a Putnam employee may not serve as a director of any corporation without prior approval of the Code of Ethics Officer, and Putnam employees may not be members of investment clubs.

      --    Confidentiality:

            Information about Putnam clients and Putnam investment activity and research is proprietary and confidential and may not be disclosed or used by any Putnam employee outside Putnam without a valid business purpose.


                                       s                                    iii

      --    Personal securities trading:

            Putnam employees may not buy or sell any security for their own account without clearing the proposed transaction in advance with the Code of Ethics Administrator.

            Certain securities are excepted from this requirement (e.g., Marsh & McLennan stock and shares of open-end (not closed-end) Putnam Funds). The Code of Ethics Officer will permit employees to purchase or sell up to 1,000 shares of stock of an issuer whose capitalization exceeds $5 billion, but such purchases or sales must still be cleared.

            Clearance must be obtained in advance, between 11:30 a.m. and 4:00 p.m. EST on the day of the trade. Clearance may be obtained between 9:00 a.m. and 4:00 p.m. on the day of the trade for up to 1,000 shares of stock of an issuer whose capitalization exceeds $5 billion. A clearance is valid only for the day it is obtained. The Code also strongly discourages excessive trading by employees for their own account (i.e., more than 10 trades in any calendar quarter). Trading in excess of this level will be reviewed with the Code of Ethics Oversight Committee.

      --    Short Selling:

            Putnam employees are prohibited from short selling any security, whether or not it is held in a Putnam client portfolio, except that short selling against the S&P 100 and 500 indexes and "against the box" are permitted.

      --    Confirmations of trading and periodic account statements:

            All Putnam employees must have their brokers send confirmations of personal securities transactions, including transactions of immediate family members and accounts over which the employee has investment discretion, to the Code of Ethics Officer. Employees must contact the Code of Ethics Administrator to obtain an authorization letter from Putnam for setting up a personal brokerage account.

      --    Quarterly and annual reporting:

            Certain Putnam employees (so-called "Access Persons" as defined by the SEC and in the Code of Ethics) must report all their securities transactions in each calendar quarter to the Code of Ethics Officer within 10 days after the end of the quarter. All Access Persons must disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis. You will be notified if these requirements apply to you. If these requirements apply to you and you fail to report as required, salary increases and bonuses will be reduced.


1v                                    s

      --    IPOs and private placements:

                  Putnam employees may not buy any securities in an initial public offering or in a private placement, except in limited circumstances when prior written authorization is obtained.

      --    Procedures for Approval of New Financial Instruments:

                  No new types of securities or instruments may be purchased for any Putnam fund or other client account without the prior approval of the Risk Management Committee.

      -- Personal securities transactions by Access Persons and certain investment professionals:

            The Code imposes several special restrictions on personal securities transactions by Access Persons and certain investment professionals, which are summarized as follows:

            -- "60-Day Holding Period". No Access Person shall profit from the purchase and sale, or sale and purchase, of any security or related derivative security within 60 calendar days.

            -- "7-Day" Rule. Before a portfolio manager places an order to BUY a security for any portfolio he manages, he must SELL from his personal account any such security or related derivative security purchased within the preceding 7 calendar days and disgorge any profit from the sale.

            -- "Blackout" Rules. No portfolio manager may sell any security or related derivative security for her personal account until 7 calendar days have passed since the most recent purchase of that security or related derivative security by any portfolio she manages. No portfolio manager may buy any security or related derivative security for his personal account until 7 calendar days have passed since the most recent sale of that security or related derivative security by any portfolio he manages.

            -- "Contra-Trading" Rule. No portfolio manager may sell out of her personal account any security or related derivative security that is held in any portfolio she manages unless she has received the written approval of a CIO and the Code of Ethics Officer.

            -- No manager may cause a Putnam client to take action for the manager's own personal benefit.

            -- SIMILAR RULES LIMIT PERSONAL SECURITIES TRANSACTIONS BY ANALYSTS, CO-MANAGERS, AND CHIEF INVESTMENT OFFICERS. PLEASE READ THESE RULES CAREFULLY. YOU ARE RESPONSIBLE FOR UNDERSTANDING THE RESTRICTIONS.

This Overview is qualified in its entirety by the provisions of the Code of Ethics. The Code requires that all Putnam employees read, understand, and comply with the entire Code of Ethics.


                                      s                                       v

A     Preamble

      It is the personal responsibility of every Putnam employee to avoid any conduct that would create a conflict, or even the appearance of a conflict, with our clients, or embarrass Putnam in any way. This is the spirit of the Code of Ethics. In accepting employment at Putnam, every employee also accepts the absolute obligation to comply with the letter and the spirit of the Code of Ethics. Failure to comply with the spirit of the Code of Ethics is just as much a violation of the Code as failure to comply with the written rules of the Code.

      Sanctions will be imposed for violations of the Code of Ethics, including the Code's reporting requirements. Sanctions may include bans on personal trading, reductions in salary increases or bonuses, disgorgement of trading profits, suspension of employment and termination of employment.

      Putnam Investments is required by law to adopt a Code of Ethics. The purpose of the law is to prevent abuses in the investment advisory business that can arise when conflicts of interest exist between the employees of an investment adviser and its clients. Having an effective Code of Ethics is good business practice, as well. By adopting and enforcing a Code of Ethics, we strengthen the trust and confidence reposed in us by demonstrating that, at Putnam, client interests come before personal interests.

      Putnam has had a Code of Ethics for many years. The first Putnam Code was written more than 30 years ago by George Putnam. It has been revised periodically, and was re-drafted in its entirety in 1989 to take account of legal and regulatory developments in the investment advisory business. Since 1989, the Code has been revised regularly to reflect developments in our business.

      The Code that follows represents a balancing of important interests. On the one hand, as a registered investment adviser, Putnam owes a duty of undivided loyalty to its clients, and must avoid even the appearance of a conflict that might be perceived as abusing the trust they have placed in Putnam. On the other hand, Putnam does not want to prevent conscientious professionals from investing for their own account where conflicts do not exist or are so attenuated as to be immaterial to investment decisions affecting Putnam clients.

      When conflicting interests cannot be reconciled, the Code makes clear that, first and foremost, Putnam employees owe a fiduciary duty to Putnam clients. In most cases, this means that the affected employee will be required to forego conflicting personal securities transactions. In some cases, personal investments will be permitted, but only in a manner which, because of the circumstances and applicable controls, cannot reasonably be perceived as adversely affecting Putnam client portfolios or taking unfair advantage of the relationship Putnam employees have to Putnam clients.


                                      s                                     vii

      The Code contains specific rules prohibiting defined types of conflicts. Because every potential conflict cannot be anticipated in advance, the Code also contains certain general provisions prohibiting conflict situations. In view of these general provisions, it is critical that any individual who is in doubt about the applicability of the Code in a given situation seek a determination from the Code of Ethics Officer about the propriety of the conduct in advance. The procedures for obtaining such a determination are described in Section VII of the Code.

      It is critical that the Code be strictly observed. Not only will adherence to the Code ensure that Putnam renders the best possible service to its clients, it will ensure that no individual is liable for violations of law.

      It should be emphasized that adherence to this policy is a fundamental condition of employment at Putnam. Every employee is expected to adhere to the requirements of this Code of Ethics despite any inconvenience that may be involved. Any employee failing to do so may be subject to such disciplinary action, including financial penalties and termination of employment, as determined by the Code of Ethics Oversight Committee or the Chief Executive Officer of Putnam Investments.


viii                                  s

A     Definitions:         Code of Ethics

      The words given below are defined specifically for the purposes of Putnam's Code of Ethics.

      Gender references in the Code of Ethics alternate.

      Rule of construction regarding time periods. Unless the context indicates otherwise, time periods used in the Code of Ethics shall be measured inclusively, I.E., INCLUDING the dates from and to which the measurement is made.

      AccessPersons. Access Persons are (i) all officers of Putnam Investment
          Management, Inc. (the investment manager of Putnam's mutual funds),
          (ii) all employees within Putnam's Investment Division, and (iii) all other employees of Putnam who, in connection with their regular duties, have access to information regarding purchases or sales of portfolio securities by a Putnam mutual fund, or who have access to information regarding recommendations with respect to such purchases or sales.

      Code of Ethics Administrator. The individual designated by the Code of Ethics Officer to assume responsibility for day-to-day, non-discretionary administration of this Code. The current Code of Ethics Administrator is Laura Rose, who can be reached at extension 11104.

      Code of Ethics Officer. The Putnam officer who has been assigned the responsibility of enforcing and interpreting this Code. The Code of Ethics Officer shall be the General Counsel or such other person as is designated by the President of Putnam Investments. If the Code of Ethics Officer is unavailable, the Deputy Code of Ethics Officer (to be appointed by the Code of Ethics Officer) shall act in his stead.

      Code of Ethics Oversight Committee. Has oversight responsibility for administering the Code of Ethics. Members include the Code of Ethics Officer, the Head of Investments, and other members of Putnam's senior management approved by the Chief Executive Officer of Putnam.

     Immediate family. Spouse, minor children, or other relatives living in the same household as the Putnam employee.

      Policy Statements. The Policy Statement Concerning Insider Trading
          Prohibitions attached to the Code as Appendix A and the Policy Statement Regarding Employee Trades in Shares of Putnam Closed-End Funds attached to the Code as Appendix B.

      Private placement. Any offering of a security not to the public, but to sophisticated investors who have access to the kind of information which would be contained in a prospectus, and which does not require registration with the relevant securities authorities.

      Purchase or sale of a security. Any acquisition or transfer of any interest in the security for direct or indirect consideration, and includes the writing of an option.


                                      s                                      ix

      Putnam. Any or all of Putnam Investments, Inc., and its subsidiaries, any one of which shall be a "Putnam company."

      Putnam client. Any of the Putnam Funds, or any advisory, trust, or other client of Putnam.

      Putnam employee (or "employee"). Any employee of Putnam.

      Restricted List. The list established in accordance with Rule 1 of
          Section I.A.

      Security. Any type or class of equity or debt security and any rights relating to a security, such as put and call options, warrants, and convertible securities. Unless otherwise noted, the term "security" does not include: currencies, direct and indirect obligations of the U.S. government and its agencies, commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, any other money market instruments, shares of open-end mutual funds (including Putnam open-end mutual funds), securities of The Marsh & McLennan Companies, Inc., commodities, and any option on a broad-based market index or an exchange-traded futures contract or option thereon.

      Transaction for a personal account (or "personal securities transaction").
          Securities transactions: (a) for the personal account of any employee;
          (b) for the account of a member of the immediate family of any employee; (c) for the account of a partnership in which a Putnam employee or immediate family member is a general partner or a partner with investment discretion; (d) for the account of a trust in which a Putnam employee or immediate family member is a trustee with investment discretion; (e) for the account of a closely-held corporation in which a Putnam employee or immediate family member holds shares and for which he has investment discretion; and (f) for any account other than a Putnam client account which receives investment advice of any sort from the employee or immediate family member, or as to which the employee or immediate family member has investment discretion.


x                                     s

A  Section I.           Personal Securities Rules for All Employees

   A. Restricted List

      RULE I

      No Putnam employee shall purchase or sell for his personal account any security without prior clearance obtained through Putnam's Intranet pre-clearance system or from the Code of Ethics Administrator. No clearance will be granted for securities appearing on the Restricted List. Securities shall be placed on the Restricted List in the following circumstances:

      (a) when orders to purchase or sell such security have been entered for any Putnam client, or the security is being actively considered for purchase or sale for any Putnam client;

      (b) with respect to voting securities of corporations in the banking, savings and loan, communications, or gaming (i.e., casinos) industries, when holdings of Putnam clients exceed 7% (for public utilities, the threshold is 4%);

      (c) when, in the judgment of the Code of Ethics Officer, other circumstances warrant restricting personal transactions of Putnam employees in a particular security;

      (d) the circumstances described in the Policy Statement Concerning Insider Trading Prohibitions, attached as Appendix A.

      Reminder: Securities for an employee's "personal account" include securities owned by certain family members of a Putnam employee. Thus, this Rule prohibits certain trades by family members of Putnam employees. SEE Definitions.

      Compliance with this rule does not exempt an employee from complying with any other applicable rules of the Code, such as those described in Section
      III. In particular, Access Persons and certain investment professionals must comply with the special rules set forth in Section II.

      EXCEPTIONS

      A. "Large Cap" Exception. If a security appearing on the Restricted List is an equity security for which the issuer has a market capitalization (defined as outstanding shares multiplied by current price per share) of over $5 billion, then a Putnam employee may purchase or sell up to 1,000 shares of the security per day for his personal account. This exception does not apply if the security appears on the Restricted List in the circumstances described in subpart (b), (c), or (d) of Rule 1.

      B. Investment Grade Or Higher Fixed-Income Exception. If a security being traded or considered for trade for a Putnam client is a non-convertible fixed-income security which bears a rating of BBB (Standard & Poor's) or Baa (Moody's) or any comparable rating or


                                      s                                       1
            higher, then a Putnam employee may purchase or sell that security for his personal account without regard to the activity of Putnam clients. This exception does not apply if the security has been placed on the Restricted List in the circumstances described in subpart (b), (c), or (d) of Rule 1.

      C. Pre-Clearing Transactions Effected by Share Subscription. The purchase and sale of securities made by subscription rather than on an exchange are limited to issuers having a market capitalization of $5 billion or more and are subject to a 1,000 share limit. The following are procedures to comply with Rule 1 when effecting a purchase or sale of shares by subscription:

            (a) The Putnam employee must pre-clear the trade on the day he or she submits a subscription to the issuer, rather than on the actual day of the trade since the actual day of the trade typically will not be known to the employee who submits the subscription. At the time of pre-clearance, the employee will be told whether the purchase is permitted (in the case of a corporation having a market capitalization of $5 billion or more), or not permitted (in the case of a smaller capitalization issuer).

            (b) The subscription for any purchase or sale of shares must be reported on the employee's quarterly personal securities transaction report, noting the trade was accomplished by subscription.

            (c) As no brokers are involved in the transaction, the confirmation requirement will be waived for these transactions, although the Putnam employee must provide the Legal and Compliance Department with any transaction summaries or statements sent by the issuer.


2                                     s

      SANCTION GUIDELINES

      A.    Failure to Pre-Clear a Personal Trade

            1. First violation: One month trading ban with written warning that a future violation will result in a longer trading ban.

            2. Second violation: Three month trading ban and written notice to Managing Director of the employee's division.

            3. Third violation: Six month trading ban with possible longer or permanent trading ban based upon review by Code of Ethics Oversight Committee.

      B.    Failure to Pre-Clear Securities on the Restricted List

            1. First violation: Disgorgement of any profit from the transaction, one month trading ban, and written warning that a future violation will result in a longer trading ban.

            2. Second violation: Disgorgement of any profit from the transaction, three month trading ban, and written notice to Managing Director of the employee's division.

            3. Third violation: Disgorgement of any profit from the transaction, and six month trading ban with possible longer or permanent trading ban based upon review by Code of Ethics Oversight Committee.

            NOTE: These are the sanction guidelines for successive failures to pre-clear personal trades within a 2-year period. The Code of Ethics Oversight Committee retains the right to increase or decrease the sanction for a particular violation in light of the circumstances. The Committee's belief that an employee intentionally has violated the Code of Ethics will result in more severe sanctions than outlined in the guidelines above. The sanctions described in Paragraph B apply to Restricted List securities that are: (i) small cap stocks (i.e., stocks not entitled to the "Large Cap" exception) and (ii) large cap stocks that exceed the daily 1,000 share maximum permitted under the "Large Cap" exception. Failure to pre-clear an otherwise permitted trade of up to 1,000 shares of a large cap security is subject to the sanctions described above in Paragraph A.

      IMPLEMENTATION

      A. Maintenance of Restricted List. The Restricted List shall be maintained by the Code of Ethics Administrator.

      B. CONSULTING RESTRICTED LIST. An employee wishing to trade any security for his personal account shall first obtain clearance through Putnam's Intranet pre-clearance system. The system may be accessed from your desktop computer through Internet access software and following the directions provided in the system. The current address of the


                                      s                                       3

            Intranet pre-clearance system can be obtained from the Code of Ethics Administrator. Employees may pre-clear all securities between 11:30 a.m. and 4:00 p.m. EST, and may pre-clear purchases or sales of up to 1,000 shares of issuers having a market capitalization of more than $5 billion between 9:00 a.m. and 4:00 p.m. EST. REQUESTS TO MAKE PERSONAL SECURITIES TRANSACTIONS MAY NOT BE MADE USING THE SYSTEM OR PRESENTED TO THE CODE OF ETHICS ADMINISTRATOR AFTER
            4:00 P.M.

            The pre-clearance system will inform the employee whether the security may be traded and whether trading in the security is subject to the "Large Cap" limitation. The response of the pre-clearance system as to whether a security appears on the Restricted List and, if so, whether it is eligible for the exceptions set forth after this Rule shall be final, unless the employee appeals to the Code of Ethics Officer, using the procedure described in Section VII, regarding the request to trade a particular security.

            A CLEARANCE IS ONLY VALID FOR TRADING ON THE DAY IT IS OBTAINED. TRADES IN SECURITIES LISTED ON ASIAN OR EUROPEAN STOCK EXCHANGES, HOWEVER, MAY BE EXECUTED WITHIN ONE BUSINESS DAY AFTER PRE-CLEARANCE IS OBTAINED.

            If a security is not on the Restricted List, other classes of securities of the same issuer (E.G., preferred or convertible preferred stock) MAY BE ON THE RESTRICTED LIST. It is the employee's responsibility to identify with particularity the class of securities for which permission is being sought for a personal investment.

            If the Intranet pre-clearance system does not recognize a security, or if an employee is unable to use the system or has any questions with respect to the system or pre-clearance, the employee may consult the Code of Ethics Administrator. The Code of Ethics Administrator shall not have authority to answer any questions about a security other than whether trading is permitted. The response of the Code of Ethics Administrator as to whether a security appears on the Restricted List and, if so, whether it is eligible for the exceptions set forth after this Rule shall be final, unless the employee appeals to the Code of Ethics Officer, using the procedure described in Section VII, regarding the request to trade a particular security.

      C. Removal of Securities from Restricted List. Securities shall be removed from the Restricted List when: (a) in the case of securities on the Restricted List pursuant to Rule 1(a), they are no longer being purchased or sold for a Putnam client or actively considered for purchase or sale for a Putnam client; (b) in the case of securities on the Restricted List pursuant to Rule 1(b), the holdings of Putnam clients fall below the applicable threshold designated in that Rule, or at such earlier time as the Code of Ethics Officer deems appropriate; or (c) in the case of securities on the Restricted List pursuant


4                                     s
            to Rule 1(c) or 1(d), when circumstances no longer warrant restrictions on personal trading.

      COMMENTS

      1. Pre-Clearance. Subpart (a) of this Rule is designed to avoid the conflict of interest that might occur when an employee trades for his personal account a security that currently is being traded or is likely to be traded for a Putnam client. Such conflicts arise, for example, when the trades of an employee might have an impact on the price or availability of a particular security, or when the trades of the client might have an impact on price to the benefit of the employee. Thus, exceptions involve situations where the trade of a Putnam employee is unlikely to have an impact on the market.

      2. Regulatory Limits. Owing to a variety of federal statutes and regulations in the banking, savings and loan, communications, and gaming industries, it is critical that accounts of Putnam clients not hold more than 10% of the voting securities of any issuer (5% for public utilities). Because of the risk that the personal holdings of Putnam employees may be aggregated with Putnam holdings for these purposes, subpart (b) of this Rule limits personal trades in these areas. The 7% limit (4% for public utilities) will allow the regulatory limits to be observed.

      3. Options. For the purposes of this Code, options are treated like the underlying security. See Definitions. Thus, an employee may not purchase, sell, or "write" option contracts for a security that is on the Restricted List. A securities index will not be put on the Restricted List simply because one or more of its underlying securities have been put on the Restricted List. The exercise of an options contract (the purchase or writing of which was previously pre-cleared) does not have to be pre-cleared. Note, however, that the sale of securities obtained through the exercise of options must be pre-cleared.

      4. Involuntary Transactions. "Involuntary" personal securities transactions are exempted from the Code. Special attention should be paid to this exemption. (See Section I.D.)

      5. Tender Offers. This Rule does not prohibit an employee from tendering securities from his personal account in response to an any-and-all tender offer, even if Putnam clients are also tendering securities. A Putnam employee is, however, prohibited from tendering securities from his personal account in response to a partial tender offer, if Putnam clients are also tendering securities.


                                       s                                      5

B.    Prohibited Purchases and Sales

      RULE  I

      Putnam employees are prohibited from short selling any security, whether or not the security is held in a Putnam client portfolio.

      EXCEPTIONS

      Short selling against the S&P 100 and 500 indexes and "against the box" are permitted.

      RULE 2

      No Putnam employee shall purchase any security for her personal account in an initial public offering.

      EXCEPTION

      Pre-existing Status Exception. A Putnam employee shall not be barred by this Rule or by Rule 1(a) of Section I.A. from purchasing securities for her personal account in connection with an initial public offering of securities by a bank or insurance company when the employee's status as a policyholder or depositor entitles her to purchase securities on terms more favorable than those available to the general public, in connection with the bank's conversion from mutual or cooperative form to stock form, or the insurance company's conversion from mutual to stock form, provided that the employee has had the status entitling her to purchase on favorable terms for at least two years. This exception is only available with respect to the value of bank deposits or insurance policies that an employee owns before the announcement of the initial public offering. This exception does not apply, however, if the security appears on the Restricted List in the circumstances set forth in subparts (b), (c), or
      (d) of Section I.A., Rule 1.

      IMPLEMENTATION

      A. General Implementation. An employee shall inquire, before any purchase of a security for her personal account, whether the security to be purchased is being offered pursuant to an initial public offering. If the security is offered through an initial public offering, the employee shall refrain from purchasing that security for her personal account unless the exception applies.

      B. Administration of Exception. If the employee believes the exception applies, she shall consult the Code of Ethics Administrator concerning whether the security appears on the Restricted List and if so, whether it is eligible for this exception.


6                                     s

      COMMENTS

      1. The purpose of this rule is twofold. First, it is designed to prevent a conflict of interest between Putnam employees and Putnam clients who might be in competition for the same securities in a limited public offering. Second, the rule is designed to prevent Putnam employees from being subject to undue influence as a result of receiving "favors" in the form of special allocations of securities in a public offering from broker-dealers who seek to do business with Putnam.

      2. Purchases of securities in the immediate after-market of an initial public offering are not prohibited, provided they do not constitute violations of other portions of the Code of Ethics. For example, participation in the immediate after-market as a result of a special allocation from an underwriting group would be prohibited by Section III, Rule 3 concerning gifts and other "favors."

      3. Public offerings subsequent to initial public offerings are not deemed to create the same potential for competition between Putnam employees and Putnam clients because of the pre-existence of a market for the securities.

      RULE 3

      No Putnam employee shall purchase any security for his personal account in a limited private offering or private placement.

      COMMENTS

      1. The purpose of this Rule is to prevent a Putnam employee from investing in securities for his own account pursuant to a limited private offering that could compete with or disadvantage Putnam clients, and to prevent Putnam employees from being subject to efforts to curry favor by those who seek to do business with Putnam.

      2. Exemptions to the prohibition will generally not be granted where the proposed investment relates directly or indirectly to investments by a Putnam client, or where individuals involved in the offering (including the issuers, broker, underwriter, placement agent, promoter, fellow investors and affiliates of the foregoing) have any prior or existing business relationship with Putnam or a Putnam employee, or where the Putnam employee believes that such individuals may expect to have a future business relationship with Putnam or a Putnam employee.

      3. An exemption may be granted, subject to reviewing all the facts and circumstances, for investments in:

            (a) Pooled investment funds, including hedge funds, subject to the condition that an employee investing in a pooled investment fund would have no involvement in the


                                      s                                       7
                  activities or decision-making process of the fund except for financial reports made in the ordinary course of the fund's business.

            (b) Private placements where the investment cannot relate, or be expected to relate, directly or indirectly to Putnam or investments by a Putnam client.

      4. Employees who apply for an exemption will be expected to disclose to the Code of Ethics Officer in writing all facts and relationships relating to the proposed investment.

      5. Limited partnership interests are frequently sold in private placements. An employee should assume that investment in a limited partnership is barred by these rules, unless the employee has obtained, in advance of purchase, a written exemption under the ad hoc exemption set forth in Section I.D., Rule 2. The procedure for obtaining an ad hoc exemption is described in Section VII, Part 4.

      6. Applications to invest in private placements will be reviewed by the Code of Ethics Oversight Committee. This review will take into account, among other factors, the considerations described in the preceding comments.

      RULE 4

      No Putnam employee shall purchase or sell any security for her personal account OR FOR ANY PUTNAM CLIENT ACCOUNT while in possession of material, nonpublic information concerning the security or the issuer.

      EXCEPTIONS

      NONE. Please read Appendix A, Policy Statement Concerning Insider Trading Prohibitions.

      RULE 5

      No Putnam employee shall purchase from or sell to a Putnam client any securities or other property for his personal account, nor engage in any personal transaction to which a Putnam client is known to be a party, or which transaction may have a significant relationship to any action taken by a Putnam client.

      EXCEPTIONS

      None.

      IMPLEMENTATION

      It shall be the responsibility of every Putnam employee to make inquiry prior to any personal transaction sufficient to satisfy himself that the requirements of this Rule have been met.


8                                     s

      COMMENT

      This rule is required by federal law. It does not prohibit a Putnam employee from purchasing any shares of an open-end Putnam fund. The policy with respect to employee trading in closed-end Putnam funds is attached as Appendix B.

C.     Discouraged Transactions
       RULE I

      Putnam employees are strongly discouraged from engaging in naked option transactions for their personal accounts.

      EXCEPTIONS

      None.

      COMMENT

      Naked option transactions are particularly dangerous, because a Putnam employee may be prevented by the restrictions in this Code of Ethics from "covering" the naked option at the appropriate time. All employees should keep in mind the limitations on their personal securities trading imposed by this Code when contemplating such an investment strategy. Engaging in naked options transactions on the basis of material, nonpublic information is prohibited. See Appendix A, Policy Statement Concerning Insider Trading Prohibitions.

      RULE 2

      Putnam employees are strongly discouraged from engaging in excessive trading for their personal accounts.

      EXCEPTIONS

      None.

      COMMENTS

      1. Although a Putnam employee's excessive trading may not itself constitute a conflict of interest with Putnam clients, Putnam believes that its clients' confidence in Putnam will be enhanced and the likelihood of Putnam achieving better investment results for its clients over the long term will be increased if Putnam employees rely on their investment -- as opposed to trading -- skills in transactions for their own account. Moreover, excessive trading by a Putnam employee for his or her own account diverts an employee's attention from the responsibility of servicing Putnam clients, and increases the possibilities for transactions that are in actual or apparent conflict with Putnam client transactions.


                                       s                                      9

      2. Although this Rule does not define excessive trading, employees should be aware that if their trades exceed 10 trades per quarter the trading activity will be reviewed by the Code of Ethics Oversight Committee.

D.     Exempted Transactions
       RULE I

      Transactions which are involuntary on the part of a Putnam employee are exempt from the prohibitions set forth in Sections I.A., I.B., and I.C.

      EXCEPTIONS

      None.

      COMMENTS

      1. This exemption is based on categories of conduct that the Securities and Exchange Commission does not consider "abusive."

      2.    Examples of involuntary personal securities transactions include:

            (a) sales out of the brokerage account of a Putnam employee as a result of bona fide margin call, provided that withdrawal of collateral by the Putnam employee within the ten days previous to the margin call was not a contributing factor to the margin call;

            (b) purchases arising out of an automatic dividend reinvestment program of an issuer of a publicly traded security.

      3. Transactions by a trust in which the Putnam employee (or a member of his immediate family) holds a beneficial interest, but for which the employee has no direct or indirect influence or control with respect to the selection of investments, are involuntary transactions. In addition, these transactions do not fall within the definition of "personal securities transactions." See Definitions.

      4. A good-faith belief on the part of the employee that a transaction was involuntary will not be a defense to a violation of the Code of Ethics. In the event of confusion as to whether a particular transaction is involuntary, the burden is on the employee to seek a prior written determination of the applicability of this exemption. The procedures for obtaining such a determination appear in Section VII, Part 3.

      RULE 2

      Transactions which have been determined in writing by the Code of Ethics Officer before the transaction occurs to be no more than remotely potentially harmful to Putnam clients because


10                                    s
      the transaction would be very unlikely to affect a highly institutional market, or because the transaction is clearly not related economically to the securities to be purchased, sold, or held by a Putnam client, are exempt from the prohibitions set forth in Sections I.A., I.B., and I.C.

      EXCEPTIONS

      N.A.

      IMPLEMENTATION

      An employee may seek an ad hoc exemption under this Rule by following the procedures in Section VII, Part 4.

      COMMENTS

      1. This exemption is also based upon categories of conduct that the Securities and Exchange Commission does not consider "abusive."

      2. The burden is on the employee to seek a prior written determination that the proposed transaction meets the standards for an ad hoc exemption set forth in this Rule.


                                       s                                     11

A     Section II. Additional Special Rules for Personal Securities Transactions
                  of Access Persons and Certain Investment Professionals

      Access Persons (including all Investment
      PROFESSIONALS AND OTHER EMPLOYEES AS DEFINED ON PAGE IX)

      RULE I ("60-DAY" RULE)

      No Access Person shall profit from the purchase and sale, or sale and purchase, of any security or related derivative security within 60 calendar days.

      EXCEPTIONS

      None, unless prior written approval from the Code of Ethics Officer is obtained. Exceptions may be granted on a case-by-case basis when no abuse is involved and the equities of the situation support an exemption. For example, although an Access Person may buy a stock as a long-term investment, that stock may have to be sold involuntarily due to unforeseen activity such as a merger.

      IMPLEMENTATION

      1. The 60-Day Rule applies to all Access Persons, as defined in the Definitions section of the Code.

      2. Calculation of whether there has been a profit is based upon the MARKET PRICES of the securities. THE CALCULATION IS NOT NET OF COMMISSIONS OR OTHER SALES CHARGES.


      3. As an example, an Access Person would not be permitted to SELL a security at $12 that he PURCHASED within the prior 60 days for $10. Similarly, an Access Person would not be permitted to PURCHASE a security at $10 that she had SOLD within the prior 60 days for $12. If the proposed transaction would be made at a LOSS, it would be permitted if the pre-clearance requirements are met. SEE, Section I, Rule 1.

      COMMENTS

      1. The prohibition against short-term trading profits by Access Persons is designed to minimize the possibility that they will capitalize inappropriately on the market impact of trades involving a client portfolio about which they might possibly have information.

      2. Although Chief Investment Officers, Portfolio Managers, and Analysts may sell securities at a profit within 60 days of purchase in order to comply with the requirements of the 7-Day Rule applicable to them (described below), the profit will have to be disgorged to charity under the terms of the 7-Day Rule.

      3. Access Persons occasionally make a series of transactions in securities over extended periods of time. For example, an Access Person bought 100 shares of Stock X on Day 1 at $100 per


                                       s                                     13
             share and then bought 50 additional shares on Day 45 at $95 per share. On Day 75, the Access Person sold 20 shares at $105 per share. The question arises whether the Access Person violated the 60-Day Rule. The characterization of the employee's tax basis in the shares sold determines the analysis. If, for personal income tax purposes, the Access Person characterizes the shares sold as having a basis of $100 per share (i.e., shares purchased on Day
             1), the transaction would be consistent with the 60-Day Rule. However, if the tax basis in the shares is $95 per share (i.e., shares purchased on Day 45), the transaction would violate the 60-Day Rule.

      CERTAIN INVESTMENT PROFESSIONALS

      RULE 2 ("7-DAY" RULE)

      (a) Portfolio Managers: Before a portfolio manager places an order to buy a security for any Putnam client portfolio that he manages, he shall sell any such security or related derivative security purchased in a transaction for his personal account within the preceding seven calendar days.

      (b) Co-Managers: Before a portfolio manager places an order to buy a security for any Putnam client he manages, his co-manager shall sell any such security or related derivative security purchased in transaction for his personal account within the preceding seven calendar days.

      (c) ANALYSTS: Before an analyst makes a buy recommendation for a security, he shall sell any such security or related derivative security purchased in a transaction for his personal account within the preceding seven calendar days.

      (d) Chief Investment Officers: The Chief Investment Officer of an investment group must sell any security or related derivative security purchased in a transaction for his personal account within the preceding seven calendar days before any portfolio manager in the CIO's investment group places an order to buy such security for any Putnam client account he manages.

      EXCEPTIONS

      None.

      COMMENTS

      1. This Rule applies to portfolio managers and Chief Investment Officers with respect to ANY purchase (no matter how small) in ANY client account managed or overseen by that portfolio manager or CIO (even so-called "clone accounts"). In particular, it should be noted that the requirements of this rule also apply with respect to purchases in client accounts, including "clone accounts," resulting from "cash flows." To comply with the requirements of this rule, it is the responsibility of each portfolio manager and CIO to be aware of the placement of all orders for purchases of a security by client accounts that he or she manages or oversees for 7 days following the purchase of that security for his or her personal account.


14                                    s

      2. An investment professional who must sell securities to be in compliance with the 7-Day Rule must absorb any loss AND DISGORGE TO CHARITY ANY PROFIT resulting from the sale.

      3. This Rule is designed to avoid even the appearance of a conflict of interest between an investment professional and a Putnam client. A more stringent rule is warranted because, with their greater knowledge and control, these investment professionals are in a better position than other employees to create an appearance of manipulation of Putnam client accounts for personal benefit.

      4. "Portfolio manager" is used in this Section as a functional label, and is intended to cover any employee with authority to authorize a trade on behalf of a Putnam client, whether or not such employee bears the title "portfolio manager." "Analyst" is also used in this Section as a functional label, and is intended to cover any employee who is not a portfolio manager but who may make recommendations regarding investments for Putnam clients.

      RULE 3 ("BLACKOUT RULE")

      (a) Portfolio Managers: No portfolio manager shall: (i) sell any security or related derivative security for her personal account until seven calendar days have elapsed since the most recent purchase of that security or related derivative security by any Putnam client portfolio she manages or co-manages; or (ii) purchase any security or related derivative security for her personal account until seven calendar days have elapsed since the most recent sale of that security or related derivative security from any Putnam client portfolio that she manages or co-manages.

      (b) Analysts: No analyst shall: (i) sell any security or related derivative security for his personal account until seven calendar days have elapsed since his most recent buy recommendation for that security or related derivative security; or (ii) purchase any security or related derivative security for his personal account until seven calendar days have elapsed since his most recent sell recommendation for that security or related derivative security.

      (c) Chief Investment Officers: No Chief Investment Officer shall: (i) sell any security or related derivative security for his personal account until seven calendar days have elapsed since the most recent purchase of that security or related derivative security by a portfolio manager in his investment group; or (ii) purchase any security or related derivative security for his personal account until seven calendar days have elapsed since the most recent sale of that security or related derivative security from any Putnam client portfolio managed in his investment group.

      EXCEPTIONS

      None.


                                       s                                     15

      COMMENTS

      1. This Rule applies to portfolio managers and Chief Investment Officers with respect to ANY transaction (no matter how small) in ANY client account managed or overseen by that portfolio manager or CIO (even so-called "clone accounts"). In particular, it should be noted that the requirements of this rule also apply with respect to transactions in client accounts, including "clone accounts," resulting from "cash flows." In order to comply with the requirements of this rule, it is the responsibility of each portfolio manager and CIO to be aware of all transactions in a security by client accounts that he or she manages or oversees that took place within the 7 days preceding a transaction in that security for his or her personal account.

      2. This Rule is designed to prevent a Putnam portfolio manager or analyst from engaging in personal investment conduct that appears to be counter to the investment strategy she is pursuing or recommending on behalf of a Putnam client.

      3. Trades by a Putnam portfolio manager for her personal account in the "same direction" as the Putnam client portfolio she manages, and trades by an analyst for his personal account in the "same direction" as his recommendation, do not present the same danger, so long as any "same direction" trades do not violate other provisions of the Code or the Policy Statements.

      RULE 4 ("CONTRA TRADING" RULE)

      (a) Portfolio Managers: No portfolio manager shall, without prior clearance, sell out of his personal account securities or related derivative securities held in any Putnam client portfolio that he manages or co-manages.

      (b) CHIEF INVESTMENT OFFICERS: No Chief Investment Officer shall, without prior clearance, sell out of his personal account securities or related derivative securities held in any Putnam client portfolio managed in his investment group.

      EXCEPTIONS

      None, unless prior clearance is given.

      IMPLEMENTATION

      A. Individuals Authorized to Give Approval. Prior to engaging in any such sale, a portfolio manager shall seek approval, in writing, of the proposed sale. In the case of a portfolio manager or director, prior written approval of the proposed sale shall be obtained from a chief investment officer to whom he reports or, in his absence, another chief investment officer. In the case of a chief investment officer, prior written approval of the proposed sale shall be obtained from another chief investment officer. In addition to the foregoing, prior written approval must also be obtained from the Code of Ethics Officer.


16                                    s

      B. Contents of Written Approval. In every instance, the written approval form attached as Appendix C (or such other form as the Code of Ethics Officer shall designate) shall be used. The written approval should be signed by the chief investment officer giving approval and dated the date such approval was given, and shall state, briefly, the reasons why the trade was allowed and why the investment conduct pursued by the portfolio manager, director, or chief investment officer was deemed inappropriate for the Putnam client account controlled by the individual seeking to engage in the transaction for his personal account. Such written approval shall be sent by the chief investment officer approving the transaction to the Code of Ethics Officer within twenty-four hours or as promptly as circumstances permit. Approvals obtained after a transaction has been completed or while it is in process will not satisfy the requirements of this Rule.

      COMMENT

      This Rule, like Rule 3 of this Section, is designed to prevent a Putnam portfolio manager from engaging in personal investment conduct that appears to be counter to the investment strategy that he is pursuing on behalf of a Putnam client.

      RULE 5

      No portfolio manager shall cause, and no analyst shall recommend, a Putnam client to take action for the portfolio manager's or analyst's own personal benefit.

      EXCEPTIONS

      None.

      COMMENTS

      1. A portfolio manager who trades in, or an analyst who recommends, particular securities for a Putnam client account in order to support the price of securities in his personal account, or who "front runs" a Putnam client order is in violation of this Rule. Portfolio managers and analysts should be aware that this Rule is not limited to personal transactions in securities (as that word is defined in "Definitions"). Thus, a portfolio manager or analyst who "front runs" a Putnam client purchase or sale of obligations of the U.S. government is in violation of this Rule, although U.S. government obligations are excluded from the definition of "security."

      2. This Rule is not limited to instances when a portfolio manager or analyst has malicious intent. It also prohibits conduct that creates an appearance of impropriety. Portfolio managers and analysts who have questions about whether proposed conduct creates an appearance of impropriety should seek a prior written determination from the Code of Ethics Officer, using the procedures described in Section VII, Part 3.


                                       s                                     17

A     Section III.         Prohibited Conduct for All Employees

      RULE I

      All employees must comply with applicable laws and regulations as well as company policies. This includes tax, antitrust, political contribution, and international boycott laws. In addition, no employee at Putnam may engage in fraudulent conduct of any kind.

      EXCEPTIONS

      None.

      COMMENTS

      1. Putnam may report to the appropriate legal authorities conduct by Putnam employees that violates this rule.

      2. It should also be noted that the U.S. Foreign Corrupt Practices Act makes it a criminal offense to make a payment or offer of payment to any non-U.S. governmental official, political party, or candidate to induce that person to affect any governmental act or decision, or to assist Putnam's obtaining or retaining business.

      RULE 2

      No Putnam employee shall conduct herself in a manner which is contrary to the interests of, or in competition with, Putnam or a Putnam client, or which creates an actual or apparent conflict of interest with a Putnam client.

      EXCEPTIONS

      None.

      COMMENTS

      1. This Rule is designed to recognize the fundamental principle that Putnam employees owe their chief duty and loyalty to Putnam and Putnam clients.

      2. It is expected that a Putnam employee who becomes aware of an investment opportunity that she believes is suitable for a Putnam client who she services will present it to the appropriate portfolio manager, prior to taking advantage of the opportunity herself.

      RULE 3

      No Putnam employee shall seek or accept gifts, favors, preferential treatment, or special arrangements of material value from any broker-dealer, investment adviser, financial institution, corporation, or other entity, or from any existing or prospective supplier of goods or services to Putnam or Putnam Funds. Specifically, any gift over $50 in value, or any accumulation of gifts which in aggregate exceeds $50 in value from one source in one calendar year, is prohibited. Any Putnam


18                                    s
      employee who is offered or receives an item prohibited by this Rule must report the details in writing to the Code of Ethics Officer.

      EXCEPTIONS

      None.

      COMMENTS

      1. This rule is intended to permit only proper types of customary business amenities. Listed below are examples of items that would be permitted under proper circumstances and of items that are prohibited under this rule. These examples are illustrative and not all-inclusive. Notwithstanding these examples, a Putnam employee may not, under any circumstances, accept anything that could create the appearance of any kind of conflict of interest. For example, acceptance of any consideration is prohibited if it would create the appearance of a "reward" or inducement for conducting Putnam business either with the person providing the gift or his employer.

      2. This rule also applies to gifts or "favors" of material value that an investment professional may receive from a company or other entity being researched or considered as a possible investment for a Putnam client account.

      3. Among items not considered of "material value" which, under proper circumstances, would be considered permissible are:

            (a)   Occasional lunches or dinners conducted for business purposes;

            (b) Occasional cocktail parties or similar social gatherings conducted for business purposes;

            (c) Occasional attendance at theater, sporting or other entertainment events conducted for business purposes; and

            (d) Small gifts, usually in the nature of reminder advertising, such as pens, calendars, etc., with a value of no more than $50.

      4. Among items which are considered of "material value" and which are prohibited are:

            (a) Entertainment of a recurring nature such as sporting events, theater, golf games, etc.;

            (b) The cost of transportation to a locality outside the Boston metropolitan area, and lodging while in another locality, unless such attendance and reimbursement arrangements have received advance written approval of the Code of Ethics Officer;

            (c) Personal loans to a Putnam employee on terms more favorable than those generally available for comparable credit standing and collateral; and


                                       s                                     19

            (d) Preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment for the personal account of a Putnam employee.

      5. As with any of the provisions of the Code of Ethics, a sincere belief by the employee that he was acting in accordance with the requirements of this Rule will not satisfy his obligations under the Rule. Therefore, an employee who is in doubt concerning the propriety of any gift or "favor" should seek a prior written determination from the Code of Ethics Officer, as provided in Part 3 of Section VII.

      RULE 4

      No Putnam employee may pay, offer, or commit to pay any amount of consideration which might be or appear to be a bribe or kickback in connection with Putnam's business.

      EXCEPTIONS

      None.

      COMMENT

      Although the rule does not specifically address political contributions, Putnam employees should be aware that it is against corporate policy to use company assets to fund political contributions of any sort, even where such contributions may be legal. No Putnam employee should offer or agree to make any political contributions (including political dinners and similar fund-raisers) on behalf of Putnam, and no employee will be reimbursed by Putnam for such contributions made by the employee personally.

      RULE 5

      No contributions may be made with corporate funds to any political party or campaign, whether directly or by reimbursement to an employee for the expense of such a contribution. No Putnam employee shall solicit any charitable, political or other contributions using Putnam letterhead or making reference to Putnam in the solicitation. No Putnam employee shall personally solicit any such contribution while on Putnam business.

      EXCEPTIONS

      None.

      COMMENT

      1. Putnam has established a political action committee (PAC) that contributes to worthy candidates for political office. Any request received by a Putnam employee for a political contribution must be directed to Putnam's Legal and Compliance Department.

      2. This rule does not prohibit solicitation on personal letterhead by Putnam employees. Nonetheless, Putnam employees should use discretion in soliciting contributions from


20                                    s
            individuals or entities who provide services to Putnam. There should never be a suggestion that any service provider must contribute to keep Putnam's business.

      RULE 6

      No unauthorized disclosure may be made by any employee or former employee of any trade secrets or proprietary information of Putnam or of any confidential information. No information regarding any Putnam client portfolio, actual or proposed securities trading activities of any Putnam client, or Putnam research shall be disclosed outside the Putnam organization without a valid business purpose.

      EXCEPTIONS

      None.

      COMMENT

      All information about Putnam and Putnam clients is strictly confidential. Putnam research information should not be disclosed unnecessarily and never for personal gain.

      RULE 7

      No Putnam employee shall serve as officer, employee, director, trustee or general partner of a corporation or entity other than Putnam, without prior approval of the Code of Ethics Officer.

      EXCEPTION

      Charitable or Non-profit Exception. This Rule shall not prevent any Putnam employee from serving as officer, director, or trustee of a charitable or not-for-profit institution, provided that the employee abides by the spirit of the Code of Ethics and the Policy Statements with respect to any investment activity for which she has any discretion or input as officer, director, or trustee. The pre-clearance and reporting requirements of the Code of Ethics do not apply to the trading activities of such charitable or not-for-profit institutions for which an employee serves as an officer, director, or trustee.

      COMMENTS

      1. This Rule is designed to ensure that Putnam cannot be deemed an affiliate of any issuer of securities by virtue of service by one of its officers or employees as director or trustee.

      2. Certain charitable or not-for-profit institutions have assets (such as endowment funds or employee benefit plans) which require prudent investment. To the extent that a Putnam employee (because of her position as officer, director, or trustee of an outside entity) is charged with responsibility to invest such assets prudently, she may not be able to discharge that duty while simultaneously abiding by the spirit of the Code of Ethics and the Policy Statements. Employees are cautioned that they should not accept service as an officer, director, or trustee of an outside charitable or not-for-profit entity where such investment responsibility is involved,


                                       s                                     21
            without seriously considering their ability to discharge their fiduciary duties with respect to such investments.

      RULE 8

      No Putnam employee shall serve as a trustee, executor, custodian, any other fiduciary, or as an investment adviser or counselor for any account outside Putnam.

      EXCEPTIONS

      Charitable or Religious Exception. This Rule shall not prevent any Putnam employee from serving as fiduciary with respect to a religious or charitable trust or foundation, so long as the employee abides by the spirit of the Code of Ethics and the Policy Statements with respect to any investment activity over which he has any discretion or input. The pre-clearance and reporting requirements of the Code of Ethics do not apply to the trading activities of such a religious or charitable trust or foundation.

      FAMILY TRUST OR ESTATE EXCEPTION. This Rule shall not prevent any Putnam employee from serving as fiduciary with respect to a family trust or estate, so long as the employee abides by all of the Rules of the Code of Ethics with respect to any investment activity over which he has any discretion.

      COMMENT

      The roles permissible under this Rule may carry with them the obligation to invest assets prudently. Once again, Putnam employees are cautioned that they may not be able to fulfill their duties in that respect while abiding by the Code of Ethics and the Policy Statements.

      RULE 9

      No Putnam employee may be a member of any investment club.

      EXCEPTIONS

      None.

      COMMENT

      This Rule guards against the danger that a Putnam employee may be in violation of the Code of Ethics and the Policy Statements by virtue of his personal securities transactions in or through an entity that is not bound by the restrictions imposed by this Code of Ethics and the Policy Statements. Please note that this restriction also applies to the spouse of a Putnam employee and any relatives of a Putnam employee living in the same household as the employee, as their transactions are covered by the Code of Ethics (SEE page x).


22                                    s

      RULE I0

      No Putnam employee may become involved in a personal capacity in consultations or negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not held by any Putnam client), nor negotiate nor accept a fee in connection with these activities without obtaining the prior written permission of the president of Putnam Investments.

      EXCEPTIONS

      None.

      RULE II

      No new types of securities or instruments may be purchased for a Putnam fund or other client account without following the procedures set forth in Appendix D.

      EXCEPTIONS

      None.

      COMMENT

      See Appendix D.

      RULE I2

      No employee may create or participate in the creation of any record that is intended to mislead anyone or to conceal anything that is improper.

      EXCEPTIONS

      None.

      COMMENT

      In many cases, this is not only a matter of company policy and ethical behavior but also required by law. Our books and records must accurately reflect the transactions represented and their true nature. For example, records must be accurate as to the recipient of all payments; expense items, including personal expense reports, must accurately reflect the true nature of the expense. No unrecorded fund or asset shall be established or maintained for any reason.

      RULE I3

      No employee should have any direct or indirect (including by a family member or close relative) personal financial interest (other than normal investments not material to the employee in the entity's publicly traded securities) in any business, with which Putnam has dealings unless such interest is disclosed and approved by the Code of Ethics Officer.


                                       s                                     23

      RULE I4

      No employee shall, with respect to any affiliate of Putnam that provides investment advisory services and is listed below in Comment 4 to this Rule, as revised from time to time (each an "NPA"),

      (a) directly or indirectly seek to influence the purchase, retention, or disposition of, or exercise of voting, consent, approval or similar rights with respect to, any portfolio security in any account or fund advised by the NPA and not by Putnam,

      (b) transmit any information regarding the purchase, retention or disposition of, or exercise of voting, consent, approval or similar rights with respect to, any portfolio security held in a Putnam or NPA client account to any personnel of the NPA,

      (c) transmit any trade secrets, proprietary information, or confidential information of Putnam to the NPA without a valid business purpose,

      (d) use confidential information or trade secrets of the NPA for the benefit of the employee, Putnam, or any other NPA, or

      (e) breach any duty of loyalty to the NPA by virtue of service as a director or officer of the NPA.

      COMMENT

      1. Sections (a) and (b) of the Rule are designed to help ensure that the portfolio holdings of Putnam clients and clients of the NPA need not be aggregated for purposes of determining beneficial ownership under Section 13(d) of the Securities Exchange Act or applicable regulatory or contractual investment restrictions that incorporate such definition of beneficial ownership. Persons who serve as directors or officers of both Putnam and an NPA would take care to avoid even inadvertent violations of Section (b). Section (a) does not prohibit a Putnam employee who serves as a director or officer of the NPA from seeking to influence the modification or termination of a particular investment product or strategy in a manner that is not directed at any specific securities. Sections (a) and (b) do not apply when a Putnam affiliate serves as an adviser or subadviser to the NPA or one of its products, in which case normal Putnam aggregation rules apply.

      2. As a separate entity, any NPA may have trade secrets or confidential information that it would not choose to share with Putnam. This choice must be respected.

      3. When Putnam employees serve as directors or officers of an NPA, they are subject to common law duties of loyalty to the NPA, despite their Putnam employment. In general, this means that when performing their duties as NPA directors or officers, they must act in the best interest of the NPA and its shareholders. Putnam's Legal and Compliance Department will assist any


24                                    s

            Putnam employee who is a director or officer of an NPA and has questions about the scope of his or her responsibilities to the NPA.

      4. Entities that are currently non-Putnam affiliates within the scope of this Rule are: Cisalpina Gestioni, S.p.A., PanAgora Asset Management Inc., PanAgora Asset Management Ltd., NISSAY ASSET MANAGEMENT CO., LTD., and THOMAS H. LEE PARTNERS, L.P.

      RULE I5

      No employee shall use computer hardware, software, data, Internet, electronic mail, voice mail, electronic messaging ("e-mail" or "cc:
      Mail"), or telephone communications systems in a manner that is inconsistent with their use as set forth in policy statements governing their use that are adopted from time to time by Putnam. No employee shall introduce a computer "virus" or computer code that may result in damage to Putnam's information or computer systems.

      EXCEPTIONS

      None.

      COMMENT

      1. INTERNET AND ELECTRONIC MESSAGING POLICIES. As more and more employees of Putnam Investments use the Internet to connect with Putnam's customers, vendors, suppliers and other key organizations, it is important that all Putnam employees understand the appropriate use guidelines and how to protect assets of Putnam and its clients whenever using the Internet. Internet access is provided to designated employees to connect with worldwide information resources for the benefit of the company and its clients. Such access is not intended for personal use. Employees using the Internet or any electronic messaging system must do so in a responsible, ethical and lawful manner.

      - Putnam has adopted a Policy and Guidelines on Internet Use. A copy of this policy statement is included in the Putnam Employee Handbook and is available online (you may contact Putnam's Human Resources Department for the on-line address). Failure to comply with this policy statement is a violation of Putnam's Code of Ethics.

      2. SYSTEM SECURITY POLICY STATEMENT. It is the policy of Putnam Investments to secure its computer hardware, software, data, electronic mail, voice mail and Internet access by placing strict controls and restrictions on their access and use.

      - Putnam has adopted a System Security Policy Statement. This policy statement governs the use of computer hardware and software, data, electronic mail, voice mail, Internet and commercial online services, computer passwords and logon Ids, and workstation security. A copy of this policy statement is included in the Putnam Employee Handbook and is available


                                       s                                     25
            online (you may contact Putnam's Human Resources Department for the on-line address). Failure to comply with this policy statement is a violation of Putnam's Code of Ethics.

      3. COMPUTER VIRUS POLICY AND PROCEDURE. Putnam has adopted a Computer Virus Policy and Procedure. This policy sets forth guidelines to prevent computer viruses, procedures to be followed in the event a computer may be infected with a virus, and a description of virus symptoms. A copy of this policy statement is included in the Putnam Employee Handbook and is available online (you may contact Putnam's Human Resources Department for the on-line address). Failure to comply with this policy statement is a violation of Putnam's Code of Ethics.


26                                    s

A     Section IV.    Special Rules for Officers and Employees of Putnam
                     Europe Ltd.

      RULE I

      In situations subject to Section I.A., Rule 1 (Restricted List Personal Securities Transactions), the Putnam Europe Ltd. ("PEL") employee must obtain clearance not only as provided in that rule, but also from PEL's Compliance Officer or her designee, who must approve the transaction before any trade is placed and record the approval.

      EXCEPTIONS

      None.

      IMPLEMENTATION

      Putnam's Code of Ethics Administrator in Boston (the "Boston Administrator") has also been designated the Assistant Compliance Officer of PEL and has been delegated the right to approve or disapprove personal securities transactions in accordance with the foregoing requirement. Therefore, approval from the Code of Ethics Administrator for PEL employees to make personal securities investments constitutes approval under the Code of Ethics and also for purposes of compliance with IMRO, the U.K. self-regulatory organization that regulates PEL.

      The position of London Code of Ethics Administrator (the "London Administrator") has also been created (Jane Barlow is the current London Administrator). All requests for clearances must be made by e-mail to the Boston Administrator copying the London Administrator. The e-mail must include the number of shares to be bought or sold and the name of the broker(s) involved. Where time is of the essence clearances can be made by telephone to the Boston Administrator but they must be followed up by e-mail.

      Both the Boston and London Administrators will maintain copies of all clearances for inspection by senior management and regulators.

      RULE 2

      No PEL employee may trade with any broker or dealer unless that broker or dealer has sent a letter to the London Administrator agreeing to deliver copies of trade confirmations to PEL. No PEL employee may enter into any margin or any other special dealing arrangement with any broker-dealer without the prior written consent of the PEL Compliance Officer.

      EXCEPTIONS

      None.

      IMPLEMENTATION

      PEL employees will be notified separately of this requirement once a year by the PEL Compliance Officer, and are required to provide an annual certification of compliance with the Rule.


                                       s                                     27

      All PEL employees must inform the London Administrator of the names of all brokers and dealers with whom they trade prior to trading. The London Administrator will send a letter to the broker(s) in question requesting them to agree to deliver copies of confirms to PEL. The London Administrator will forward copies of the confirms to the Boston Administrator. PEL employees may trade with a broker only when the London Administrator has received the signed agreement from that broker.

      RULE 3

      For purposes of the Code of Ethics, including Putnam's Policy Statement on Insider Trading Prohibitions, PEL employees must also comply with Part V of the Criminal Justice Act 1993 on insider dealing.

      EXCEPTIONS

      None.

      IMPLEMENTATION

      To ensure compliance with U.K. insider dealing legislation, PEL employees must observe the relevant procedures set forth in PEL's Compliance Manual, a copy of which is sent to each PEL employee, and sign an annual certification as to compliance.


28                                    s

A     Section V.    Reporting Requirements for All Employees

      REPORTING OF PERSONAL SECURITIES TRANSACTIONS

      RULE I

      Each Putnam employee shall ensure that broker-dealers send all confirmations of securities transactions for his personal accounts to the Code of Ethics Officer. (For the purpose of this Rule, "securities" shall include securities of The Marsh & McLennan Companies, Inc., and any option on a security or securities index, including broad-based market indexes.)

      EXCEPTIONS

      None.

      IMPLEMENTATION

      1. Putnam employees must instruct their broker-dealers to send confirmations to Putnam and must follow up with the broker-dealer on a reasonable basis to ensure that the instructions are being followed. Putnam employees should contact the Code of Ethics Administrator to obtain a letter from Putnam authorizing the setting up of a personal brokerage account. Confirmations should be submitted to the Code of Ethics Administrator. (Specific procedures apply to employees of Putnam Europe Ltd. ("PEL"). Employees of PEL should contact the London Code of Ethics Administrator.) Failure of a broker-dealer to comply with the instructions of a Putnam employee to send confirmations shall be a violation by the Putnam employee of this Rule.

      COMMENTS

      1. "Transactions for personal accounts" is defined broadly to include more than transaction in accounts under an employee's own name. See Definitions.

      2. A confirmation is required for all personal securities transactions, whether or not exempted or excepted by this Code.

      3. To the extent that a Putnam employee has investment authority over securities transactions of a family trust or estate, confirmations of those transactions must also be made, unless the employee has received a prior written exception from the Code of Ethics Officer.


                                       s                                     29

      RULE 2

      Every Access Person shall file a quarterly report, within ten calendar days of the end of each quarter, recording all purchases and sales of any securities for personal accounts as defined in the Definitions. (For the purpose of this Rule, "securities" shall include securities of The Marsh & McLennan Companies, Inc., and any option on a security or securities index, including broad-based market indexes.)

      EXCEPTIONS

      None.

      IMPLEMENTATION

      All employees required to file such a report will receive a blank form at the end of the quarter from the Code of Ethics Administrator. The form will specify the information to be reported. The form shall also contain a representation that employees have complied fully with all provisions of the Code of Ethics.

      COMMENT

      1. The date for each transaction required to be disclosed in the quarterly report is the trade date for the transaction, not the settlement date.

      2. If the requirement to file a quarterly report applies to you and you fail to report within the required 10-day period, salary increases and bonuses will be reduced in accordance with guidelines stated in the form.

      REPORTING OF PERSONAL SECURITIES HOLDINGS

      RULE 3

      Access Persons must disclose all personal securities holdings to the Code of Ethics Officer upon commencement of employment and thereafter on an annual basis.

      EXCEPTIONS

      None.

      COMMENT

      These requirements are mandated by SEC regulations and are designed to facilitate the monitoring of personal securities transactions. Putnam's Code of Ethics Administrator will provide Access Persons with the form for making these reports and the specific information that must be disclosed at the time that the disclosure is required.


30                                    s

      OTHER REPORTING POLICIES

      The following rules are designed to ensure that Putnam's internal Control and Reporting professionals are aware of all items that might need to be addressed by Putnam or reported to appropriate entities.

      RULE 4

      If a Putnam employee suspects that fraudulent or other irregular activity might be occurring at Putnam, the activity must be reported immediately to the Managing Director in charge of that employee's business unit. Managing Directors who are notified of any such activity must immediately report it in writing to Putnam's Chief Financial Officer or Putnam's General Counsel.

      RULE 5

      Putnam employees must report all communications from regulatory or government agencies (federal, state, or local) to the Managing Director in charge of their business unit. Managing Directors who are notified of any such communication must immediately report it in writing to Putnam's Chief Financial Officer or Putnam's General Counsel.

      RULE 6

      All claims, circumstances or situations that come to the attention of a Putnam employee must be reported through the employee's management structure up to the Managing Director in charge of the employee's business unit. Managing Directors who are notified of any such claim, circumstance or situation that might give rise to a claim against Putnam for more than $100,000 must immediately report in writing it to Putnam's Chief Financial Officer or Putnam's General Counsel.

      RULE 7

      All possible violations of law or regulations at Putnam that come to the attention of a Putnam employee must be reported immediately to the Managing Director in charge of the employee's business unit. Managing Directors who are notified of any such activity must immediately report it in writing to Putnam's Chief Financial Officer or Putnam's General Counsel.

      RULE 8

      Putnam employees must report all requests by anyone for Putnam to participate in or cooperate with an international boycott to the Managing Director in charge of their business unit. Managing Directors who are notified of any such request must immediately report it in writing to Putnam's Chief Financial Officer or Putnam's General Counsel.


                                       s                                     31

A     Section VI.  Education Requirements

      Every Putnam employee has an obligation to fully understand the requirements of the Code of Ethics. The Rules set forth below are designed to enhance this understanding.

      RULE I

      A copy of the Code of Ethics will be distributed to every Putnam employee periodically. All Access Persons will be required to certify periodically that they have read, understood, and will comply with the provisions of the Code of Ethics, including the Code's Policy Statement Concerning Insider Trading Prohibitions.

      RULE 2

      Every investment professional will attend a meeting periodically at which the Code of Ethics will be reviewed.


                                       s                                     33

A     Section VII.   Compliance and Appeal Procedures

      1. Assembly of Restricted List. The Code of Ethics Administrator will coordinate the assembly and maintenance of the Restricted List. The list will be assembled each day by 11:30 a.m. EST. No employee may engage in a personal securities transaction without prior clearance on any day, even if the employee believes that the trade will be subject to an exception. Note that pre-clearance may be obtained after 9:00 a.m. for purchases or sales of up to 1,000 shares of issuers having a market capitalization in excess of $5 billion.

      2. Consultation of Restricted List. It is the responsibility of each employee to pre-clear through the Intranet pre-clearance system or consult with the Code of Ethics Administrator prior to engaging in a personal securities transaction, to determine if the security he proposes to trade is on the Restricted List and, if so, whether it is subject to the "Large Cap" limitation. The Intranet pre-clearance system and the Code of Ethics Administrator will be able to tell an employee whether a security is on the Restricted List. No other information about the Restricted List is available through the Intranet pre-clearance system. The Code of Ethics Administrator shall not be authorized to answer any questions about the Restricted List, or to render an opinion about the propriety of a particular personal securities transaction. Any such questions shall be directed to the Code of Ethics Officer.

      3. Request for Determination. An employee who has a question concerning the applicability of the Code of Ethics to a particular situation shall request a determination from the Code of Ethics Officer before engaging in the conduct or personal securities transaction about which he has a question.

            If the question pertains to a personal securities transaction, the request shall state for whose account the transaction is proposed, the relationship of that account to the employee, the security proposed to be traded, the proposed price and quantity, the entity with whom the transaction will take place (if known), and any other information or circumstances of the trade that could have a bearing on the Code of Ethics Officer's determination. If the question pertains to other conduct, the request for determination shall give sufficient information about the proposed conduct to assist the Code of Ethics Officer in ascertaining the applicability of the Code. In every instance, the Code of Ethics Officer may request additional information, and may decline to render a determination if the information provided is insufficient.

            The Code of Ethics Officer shall make every effort to render a determination promptly.

            No perceived ambiguity in the Code of Ethics shall excuse any violation. Any person who believes the Code to be ambiguous in a particular situation shall request a determination from the Code of Ethics Officer.


                                       s                                     35

      4. Request for Ad Hoc Exemption. Any employee who wishes to obtain an ad hoc exemption under Section I.D., Rule 2, shall request from the Code of Ethics Officer an exemption in writing in advance of the conduct or transaction sought to be exempted. In the case of a personal securities transaction, the request for an ad hoc exemption shall give the same information about the transaction required in a request for determination under Part 3 of this Section, and shall state why the proposed personal securities transaction would be unlikely to affect a highly institutional market, or is unrelated economically to securities to be purchased, sold, or held by any Putnam client. In the case of other conduct, the request shall give information sufficient for the Code of Ethics Officer to ascertain whether the conduct raises questions of propriety or conflict of interest (real or apparent).

            The Code of Ethics Officer shall make every effort to promptly render a written determination concerning the request for an ad hoc exemption.

      5. Appeal to Code of Ethics Officer with Respect to Restricted List. If an employee ascertains that a security that he wishes to trade for his personal account appears on the Restricted List, and thus the transaction is prohibited, he may appeal the prohibition to the Code of Ethics Officer by submitting a written memorandum containing the same information as would be required in a request for a determination. The Code of Ethics Officer shall make every effort to respond to the appeal promptly.

      6. Information Concerning Identity of Compliance Personnel. The names of Code of Ethics personnel are available by contacting the Legal and Compliance Department.


36                                    s

                                   Appendix A

            Policy Statement Concerning Insider Trading Prohibitions



                                       piv
                                        s


                                       s                                    37

A     Preamble

      Putnam has always forbidden trading on material nonpublic information ("inside information") by its employees. Tougher federal laws make it important for Putnam to restate that prohibition in the strongest possible terms, and to establish, maintain, and enforce written policies and procedures to prevent the misuse of material nonpublic information.

      Unlawful trading while in possession of inside information can be a crime. Today, federal law provides that an individual convicted of trading on inside information go to jail for some period of time. There is also significant monetary liability for an inside trader; the Securities and Exchange Commission can seek a court order requiring a violator to pay back profits and penalties of up to three times those profits. In addition, private plaintiffs can seek recovery for harm suffered by them. The inside trader is not the only one subject to liability. In certain cases, "controlling persons" of inside traders (including supervisors of inside traders or Putnam itself) can be liable for large penalties.

      Section 1 of this Policy Statement contains rules concerning inside information. Section 2 contains a discussion of what constitutes unlawful insider trading.

      Neither material nonpublic information nor unlawful insider trading is easy to define. Section 2 of this Policy Statement gives a general overview of the law in this area. However, the legal issues are complex and must be resolved by the Code of Ethics Officer. If an employee has any doubt as to whether she has received material nonpublic information, she must consult with the Code of Ethics Officer prior to using that information in connection with the purchase or sale of a security for his own account or the account of any Putnam client, or communicating the information to others. A simple rule of thumb is if you think the information is not available to the public at large, don't disclose it to others and don't trade securities to which the inside information relates. If an employee has failed to consult the Code of Ethics Officer, Putnam will not excuse employee misuse of inside information on the ground that the employee claims to have been confused about this Policy Statement or the nature of the information in his possession.

      If Putnam determines, in its sole discretion, that an employee has failed to abide by this Policy Statement, or has engaged in conduct that raises a significant question concerning insider trading, he will be subject to disciplinary action, including termination of employment.

      THERE ARE NO EXCEPTIONS TO THIS POLICY STATEMENT AND NO ONE IS EXEMPT.


                                       s                                     39

A     Definitions:    Insider Trading

      Gender references in Appendix A alternate.

      Code of Ethics Administrator. The individual designated by the Code of Ethics Officer to assume responsibility for day-to-day, non-discretionary administration of this Policy Statement.

      Code of Ethics Officer. The Putnam officer who has been assigned the responsibility of enforcing and interpreting this Policy Statement. The Code of Ethics Officer shall be the General Counsel or such other person as is designated by the President of Putnam Investments. If he is unavailable, the Deputy Code of Ethics Officer (to be appointed by the Code of Ethics Officer) shall act in his stead.

      Immediate family. Spouse, minor children or other relatives living in the same household as the Putnam employee.

      Purchase or sale of a security. Any acquisition or transfer of any interest in the security for direct or indirect consideration, including the writing of an option.

      Putnam. Any or all of Putnam Investments, Inc., and its subsidiaries, any one of which shall be a "Putnam company."

      Putnam client. Any of the Putnam Funds, or any advisory or trust client of Putnam.

      Putnam employee (or "employee"). Any employee of Putnam.

      Security. Anything defined as a security under federal law. The term includes any type of equity or debt security, any interest in a business trust or partnership, and any rights relating to a security, such as put and call options, warrants, convertible securities, and securities indices. (Note: The definition of "security" in this Policy Statement varies significantly from that in the Code of Ethics. For example, the definition in this Policy Statement specifically includes securities of The Marsh & McLennan Companies, Inc.)

      Transaction for a personal account (or "personal securities transaction").
          Securities transactions: (a) for the personal account of any employee;
          (b) for the account of a member of the immediate family of any employee; (c) for the account of a partnership in which a Putnam employee or immediate family member is a partner with investment discretion; (d) for the account of a trust in which a Putnam employee or immediate family member is a trustee with investment discretion;
          (e) for the account of a closely-held corporation in which a Putnam employee or immediate family member holds shares and for which he has investment discretion; and (f) for any account other than a Putnam client account which receives investment advice of any sort from the employee or immediate family member, or as to which the employee or immediate family member has investment discretion.


                                       s                                     41

      Officers and employees of Putnam Europe Ltd. ("PEL") must also consult the relevant procedures on compliance with U.K. insider dealing legislation set forth in PEL's Compliance Manual (see Rule 3 of
          Section IV of the Code of Ethics).


42                                    s

A     Section 1.      Rules Concerning Inside Information

      RULE I

      No Putnam employee shall purchase or sell any security listed on the Inside Information List (the "Red List") either for his personal account or for a Putnam client.

      IMPLEMENTATION

      When an employee contacts the Code of Ethics Administrator seeking clearance for a personal securities transaction, the Code of Ethics Administrator's response as to whether a security appears on the Restricted List will include securities on the Red List.

      COMMENT

      This Rule is designed to prohibit any employee from trading a security while Putnam may have inside information concerning that security or the issuer. Every trade, whether for a personal account or for a Putnam client, is subject to this Rule.

      RULE 2

      No Putnam employee shall purchase or sell any security, either for a personal account or for the account of a Putnam client, while in possession of material, nonpublic information concerning that security or the issuer, without the prior written approval of the Code of Ethics Officer.

      IMPLEMENTATION

      In order to obtain prior written approval of the Code of Ethics Officer, a Putnam employee should follow the reporting steps prescribed in Rule 3.

      COMMENTS

      1. Rule 1 concerns the conduct of an employee when Putnam possesses material nonpublic information. Rule 2 concerns the conduct of an employee who herself possesses material, nonpublic information about a security that is not yet on the Red List.

      2. If an employee has any question as to whether information she possesses is material and/or nonpublic information, she must contact the Code of Ethics Officer in accordance with Rule 3 prior to purchasing or selling any security related to the information or communicating the information to others. The Code of Ethics Officer shall have the sole authority to determine what constitutes material, nonpublic information for the purposes of this Policy Statement. An employee's mistaken belief that the information was not material nonpublic information will not excuse a violation of this Policy Statement.


                                       s                                     43

      RULE 3

      Any Putnam employee who believes he may have received material, nonpublic information concerning a security or the issuer shall immediately report the information to the Code of Ethics Officer and to no one else. After reporting the information, the Putnam employee shall comply strictly with Rule 2 by not trading in the security without the prior written approval of the Code of Ethics Officer and shall: (a) take precautions to ensure the continued confidentiality of the information; and (b) refrain from communicating the information in question to any person.

      EXCEPTION

      This rule shall not apply to material, nonpublic information obtained by Putnam employees who are directors or trustees of publicly traded companies, to the extent that such information is received in their capacities as directors or trustees, and then only to the extent such information is not communicated to anyone else within the Putnam organization.

      IMPLEMENTATION

      1. In order to make any use of potential material, nonpublic information, including purchasing or selling a security or communicating the information to others, an employee must communicate that information to the Code of Ethics Officer in a way designed to prevent the spread of such information. Once the employee has reported potential material, nonpublic information to the Code of Ethics Officer, the Code of Ethics Officer will evaluate whether information constitutes material, nonpublic information, and whether a duty exists that makes use of such information improper. If the Code of Ethics Officer determines either (a) that the information is not material or is public, or (b) that use of the information is proper, he will issue a written approval to the employee specifically authorizing trading while in possession of the information, if the employee so requests. If the Code of Ethics Officer determines (a) that the information may be nonpublic and material, and (b) that use of such information may be improper, he will place the security that is the subject of such information on the Red List.

      2. An employee who reports potential inside information to the Code of Ethics Officer should expect that the Code of Ethics Officer will need significant information to make the evaluation described in the foregoing paragraph, including information about (a) the manner in which the employee acquired the information, and (b) the identity of individuals to whom the employee has revealed the information, or who have otherwise learned the information. The Code of Ethics Officer may place the affected security or securities on the Red List pending the completion of his evaluation.

      3. If an employee possesses documents, disks, or other materials containing the potential inside information, an employee must take precautions to ensure the confidentiality of the information in question. Those precautions include (a) putting documents containing such information out


44                                    s
            of the view of a casual observer, and (b)securing files containing such documents or ensuring that computer files reflecting such information are secure from viewing by others.


                                       s                                     45

A     Section 2.      Overview of Insider Trading

      A.    Introduction

            This section of the Policy Statement provides guidelines for employees as to what may constitute inside information. It is possible that in the course of her employment, an employee may receive inside information. No employee should misuse that information, either by trading for her own account or by communicating the information to others.

      B.    What constitutes unlawful insider trading?

            The basic definition of unlawful insider trading is trading on material, nonpublic information (also called "inside information") by an individual who has a duty not to "take advantage" of the information. What does this definition mean? The following sections help explain the definition.

            1.    WHAT IS MATERIAL INFORMATION?

                  Trading on inside information is not a basis for liability unless the information is material. Information is "material" if a reasonable person would attach importance to the information in determining his course of action with respect to a security. Information which is reasonably likely to affect the price of a company's securities is "material," but effect on price is not the sole criterion for determining materiality. Information that employees should consider material includes but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, reorganization, recapitalization, asset sales, plans to commence a tender offer, merger or acquisition proposals or agreements, major litigation, liquidity problems, significant contracts, and extraordinary management developments.

                  Material information does not have to relate to a company's business. For example, a court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal's "Heard on the Street" column and whether those reports would be favorable or not.

            2.    WHAT IS NONPUBLIC INFORMATION?

                  Information is nonpublic until it has been effectively communicated to, and sufficient opportunity has existed for it to be absorbed by, the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or


                                       s                                     47
                  appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

            3.    WHO HAS A DUTY NOT TO "TAKE ADVANTAGE" OF INSIDE INFORMATION?

                  Unlawful insider trading occurs only if there is a duty not to "take advantage" of material nonpublic information. When there is no such duty, it is permissible to trade while in possession of such information. Questions as to whether a duty exists are complex, fact-specific, and must be answered by a lawyer.

                  a. Insiders and Temporary Insiders. Corporate "insiders" have a duty not to take advantage of inside information. The concept of "insider" is broad. It includes officers, directors, and employees of a corporation. In addition, a person can be a "temporary insider" if she enters into a special confidential relationship with a corporation and as a result is given access to information concerning the corporation's affairs. A temporary insider can include, among others, accounting firms, consulting firms, law firms, banks and the employees of such organizations. Putnam would generally be a temporary insider of a corporation it advises or for which it performs other services, because typically Putnam clients expect Putnam to keep any information disclosed to it confidential.

                  EXAMPLE

                  An investment adviser to the pension fund of a large publicly-traded corporation, Acme, Inc., learns from an Acme employee that Acme will not be making the minimum required annual contribution to the pension fund because of a serious downturn in Acme's financial situation. The information conveyed is material and nonpublic.

                  COMMENT

                  Neither the investment adviser, its employees, nor clients can trade on the basis of that information, because the investment adviser and its employees could be considered "temporary insiders" of Acme.

                  b. Misappropriators. Certain people who are not insiders (or temporary insiders) also have a duty not to deceptively take advantage of inside information. Included in this category is an individual who "misappropriates" (or takes for his own use) material, nonpublic information in violation of a duty owed either to the corporation that is the subject of inside information or some other entity. Such a misappropriator can be held liable if he trades while in possession of that material, nonpublic information.


48                                    s

                  EXAMPLE

                  The chief financial officer of Acme, Inc., is aware of Acme's plans to engage in a hostile takeover of Profit, Inc. The proposed hostile takeover is material and nonpublic.

                  COMMENT

                  The chief financial officer of Acme cannot trade in Profit, Inc.'s stock for his own account. Even though he owes no duty to Profit, Inc., or its shareholders, he owes a duty to Acme not to "take advantage" of the information about the proposed hostile takeover by using it for his personal benefit.

            c. Tippers and Tippees. A person (the "tippee") who receives material, nonpublic information from an insider or misappropriator (the "tipper") has a duty not to trade while in possession of that information if he knew or should have known that the information was provided by the tipper for an improper purpose and in breach of a duty owed by the tipper. In this context, it is an improper purpose for a person to provide such information for personal benefit, such as money, affection, or friendship.

                  EXAMPLE

                  The chief executive officer of Acme, Inc., tells his daughter that negotiations concerning a previously-announced acquisition of Acme have been terminated. This news is material and, at the time the father tells his daughter, nonpublic. The daughter sells her shares of Acme.

                  COMMENT

                  The father is a tipper because he has a duty to Acme and its shareholders not to "take advantage" of the information concerning the breakdown of negotiations, and he has conveyed the information for an "improper" purpose (here, out of love and affection for his daughter). The daughter is a "tippee" and is liable for trading on inside information because she knew or should have known that her father was conveying the information to her for his personal benefit, and that her father had a duty not to "take advantage" of Acme information.

                  A person can be a tippee even if he did not learn the information directly from the tipper, but learned it from a previous tippee.

                  EXAMPLE

                  An employee of a law firm which works on mergers and acquisitions learns at work about impending acquisitions. She tells her friend and her friend's stockbroker about


                                       s                                     49
                 the upcoming acquisitions on a regular basis. The stockbroker tells the brother of a client on a regular basis, who in turn tells two friends, A and B. A and B buy shares of the companies being acquired before public announcement of the acquisition, and regularly profit from such purchases. A and B do not know the employee of the law firm. They do not, however, ask about the source of the information.

                 COMMENT

                 A and B, although they have never heard of the tipper, are tippees because they did not ask about the source of the information, even though they were experienced investors, and were aware that the "tips" they received from this particular source were always right.

      C.    Who can be liable for insider trading?

            The categories of individuals discussed above (insiders, temporary insiders, misappropriators or tippees) can be liable if they trade while in possession of material nonpublic information.

            In addition, individuals other than those who actually trade on inside information can be liable for trades of others. A tipper can be liable if (a) he provided the information in exchange for a personal benefit in breach of a duty and (b) the recipient of the information (the "tippee") traded while in possession of the information.

            Most importantly, a controlling person can be liable if the controlling person "knew or recklessly disregarded" the fact that the controlled person was likely to engage in misuse of inside information and failed to take appropriate steps to prevent it. Putnam is a "controlling person" of its employees. In addition, certain supervisors may be "controlling persons" of those employees they supervise.

            EXAMPLE

            A supervisor of an analyst learns that the analyst has, over a long period of time, secretly received material inside information from Acme, Inc.'s chief financial officer. The supervisor learns that the analyst has engaged in a number of trades for his personal account on the basis of the inside information. The supervisor takes no action.

            COMMENT

            Even if he is not liable to a private plaintiff, the supervisor can be liable to the Securities and Exchange Commission for a civil penalty of up to three times the amount of the analyst's profit. (Penalties are discussed in the following section.)


50                                    s

      D.    Penalties for Insider Trading

            Penalties for misuse of inside information are severe, both for individuals involved in such unlawful conduct and their employers. A person who violates the insider trading laws can be subject to some or all of the penalties below, even if he does not personally benefit from the violation. Penalties include:

            -- jail sentences (of which at least one to three years must be served)

            -- criminal penalties for individuals of up to $1,000,000, and for corporations of up to $2,500,000

            -- injunctions permanently preventing an individual from working in the securities industry

            -- injunctions ordering an individual to pay over profits obtained from unlawful insider trading

            -- civil penalties of up to three times the profit gained or loss avoided by the trader, even if the individual paying the penalty did not trade or did not benefit personally

            -- civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided

            -- damages in the amount of actual losses suffered by other participants in the market for the security at issue.

      Regardless of whether penalties or money damages are sought by others, Putnam will take whatever action it deems appropriate (including dismissal) if Putnam determines, in its sole discretion, that an employee appears to have committed any violation of this Policy Statement, or to have engaged in any conduct which raises significant questions about whether an insider trading violation has occurred.


                                       s                                     51

A     Appendix B.     Policy Statement Regarding Employee Trades in Shares of
                      Putnam Closed-End Funds

      1.    Pre-clearance for all employees

      Any purchase or sale of Putnam closed-end fund shares by a Putnam employee must be pre-cleared by the Code of Ethics Officer or, in his absence, the Deputy Code of Ethics Officer. A list of the closed-end funds can be obtained from the Code of Ethics Administrator. Trading in shares of closed-end funds is subject to all the rules of the Code of Ethics.

      2. Special Rules Applicable to Managing Directors of Putnam Investment Management, Inc. and officers of the Putnam Funds

      Please be aware that any employee who is a Managing Director of Putnam Investment Management, Inc. (the investment manager of the Putnam mutual funds) and officers of the Putnam Funds will not receive clearance to engage in any combination of purchase and sale or sale and purchase of the shares of a given closed-end fund within six months of each other. Therefore, purchases should be made only if you intend to hold the shares more than six months; no sales of fund shares should be made if you intend to purchase additional shares of that same fund within six months.

      You are also required to file certain forms with the Securities and Exchange Commission in connection with purchases and sales of Putnam closed-end funds. Please contact the Code of Ethics Officer or Deputy Code of Ethics Officer for further information.

      3.    Reporting by all employees

      As with any purchase or sale of a security, duplicate confirmations of all such purchases and sales must be forwarded to the Code of Ethics Officer by the broker-dealer utilized by an employee. If you are required to file a quarterly report of all personal securities transactions, this report should include all purchases and sales of closed-end fund shares.

      Please contact the Code of Ethics Officer or Deputy Code of Ethics Officer if there are any questions regarding these matters.


                                       s                                     53

A    Appendix C.    Clearance Form for Portfolio Manager Sales Out of Personal
                    Account of Securities Also Held by Fund (For compliance with
                    "Contra-Trading" Rule)

     TO: Code of Ethics Officer

     FROM:
           -------------------------------------------------

     DATE:
           -------------------------------------------------

     RE:   Personal Securities Transaction of
                                              ---------------------------------

This serves as prior written approval of the personal securities transaction described below:

NAME OF PORTFOLIO MANAGER CONTEMPLATING PERSONAL TRADE:

-------------------------------------------------------------------------------

SECURITY TO BE TRADED:

-------------------------------------------------------------------------------

AMOUNT TO BE TRADED:
                     ----------------------------------------------------------

FUND HOLDING SECURITIES:
                         ------------------------------------------------------

AMOUNT HELD BY FUND:
                     ----------------------------------------------------------

REASON FOR PERSONAL TRADE:
                           ----------------------------------------------------

SPECIFIC REASON SALE OF SECURITIES IS INAPPROPRIATE FOR FUND:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(Please attach additional sheets if necessary.)

CIO APPROVAL:                                              DATE:
              -----------------------------------------         ---------------

LEGAL/COMPLIANCE APPROVAL:                                 DATE:
                           ----------------------------          --------------


                                       s                                     55

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

A     Appendix D. Procedures for Approval of New Financial Instruments

      1.    Summary

            a. Putnam has adopted procedures for the introduction of new instruments and securities, focusing on, but not limited to, derivatives.

            b. No new types of securities or instruments may be purchased for any Putnam fund or other client account without the approval of Putnam's New Securities Review Committee ("NSRC").

            c. Putnam publishes from time to time a list of approved derivatives. The purchase of any derivative not listed is prohibited without specific authorization from the NSRC.

      2.    Procedures

            a. Introduction. The purchase and sale of financial instruments that have not been used previously at Putnam raise significant investment, business, operational, and compliance issues. In order to address these issues in a comprehensive manner, Putnam has adopted the following procedures for obtaining approval of the use of new instruments or investments. In addition, to provide guidance regarding the purchase of derivatives, Putnam publishes from time to time a list of approved derivatives. Only derivatives listed may be used for Putnam funds or accounts unless specifically authorized by the NSRC.

            b. Process of approval. An investment professional wishing to purchase a new type of investment should discuss it with the Investment Division's Administrative office (the current contact is Julie Malloy). Investment Division Administration will coordinate a review of a new instrument by appropriate NSRC members from an investment, operational and compliance perspective, including the review of instruments by the Administrative Services Division of PFTC. Based on this review, the NSRC will then approve or disapprove the proposed new investment. Investment professionals must build in adequate time for this review before planned use of a new instrument. Further, the approval of the NSRC is only a general one. Individual fund and account guidelines must be reviewed in accordance with standard compliance procedures to determine whether purchase is permitted. In addition, if the instrument involves legal documentation, that documentation must be reviewed and be completed before trading. The NSRC may prepare a compliance and operational manual for the new derivative.

      3.    Violations


                                       s                                     57

            a. Putnam's Operating Committee has determined that adherence to rigorous internal controls and procedures for novel securities and instruments is necessary to protect Putnam's business standing and reputation. Violation of these procedures will be treated as violation of both compliance guidelines and Putnam's Code of Ethics. Putnam encourages questions and expects that these guidelines will be interpreted conservatively.


58                                    s

A  Index

  "7-Day Rule"
    for transactions by managers, analysts and CIOs, 14
  "60-Day Rule", 13
  Access Persons
    definition, ix
    special rules on trading, 13, 32
  Analysts
    special rules on trading by, 13
  Appeals
    Procedures, 37
  Bankers' acceptances
    excluded from securities, x
  Blackout rule
    on trading by portfolio managers, analysts and CIOs, 15
  Boycotts
    reporting of requests to participate, 33
  Bribes, 21
  CDs
    excluded from securities, x
  Claims against Putnam
    reporting of, 33
  Clearance
    how long pre-clearance is valid, 4
    required for personal securities transactions, 1
  Closed-end funds
    rules on trading, 55
  Commercial paper
    excluded from securities, x
  Commodities (other than securities indices)
    excluded from securities, x
  Computer use
    compliance with corporate policies required, 27
  Confidentiality
    required of all employees, 22
  Confirmations
    of personal transactions required, 31
  Conflicts of interest
    with Putnam and Putnam clients prohibited, 19
  Contra-trading rule
  transactions by managers and CIOs, 17
  Convertible securities
    defined as securities, x
  Currencies
    excluded as securities, x
  Director
    serving as for another entity prohibited, 23
  Employee
    serving as for another entity prohibited, 23
  Excessive trading (over 10 trades)
    by employees strongly discouraged, 10
  Exemptions
    basis for, 10
  Family members
    covered in personal securities transactions, x, 43
  Fiduciary
    serving as for another entity prohibited, 23
  Fraudulent or irregular activities
    reporting of, 33
  Gifts
    restrictions on receipt of by employees, 19
  Government or regulatory agencies
    reporting of communications from, 33
  Holdings
    disclosure of by Access Persons, 32
  Initial public offerings/IPOs
    purchases in prohibited, 6
  Insider trading
    policy statement and explanations, 39
    prohibited, 9
  Investment clubs
    prohibited, 24
  Investment Grade Exception
    for clearance of fixed income securities on Restricted List, 2 Involuntary personal securities transactions exempted, 10
    exemption defined, 6
  Large Cap Exception
    for clearance of securities on Restricted List, 1
  Marsh & McLennan Companies stock
  excluded from securities, x
  Money market instruments
    excluded from securities, x
  Mutual fund shares (open end)
    excluded from securities, x
  Naked options
    by employees discouraged, 9
  New financial instruments
    procedures for approval, 59
  Non-Putnam affiliates (NPAs)
    transactions and relationships with, 25
  Officer
    serving as for another entity prohibited, 23


                                       s                                     59

  Options
    defined as securities, x
    relationship to securities on Restricted or Red Lists, 5
  Partner
    serving as general partner of another entity prohibited, 23
  Partnerships
    covered in personal securities transactions, x, 43
  Personal securities transaction
    defined, x, 43
  Pink sheet reports
    quarterly reporting requirements, 32
  Political contributions, 22
  Portfolio managers
    special rules on trading by, 13
  Private offerings or placements
    purchases of prohibited, 7
  Putnam Europe Ltd.
    special rules for, 29
  Repurchase agreements
    excluded from securities, x
  Sale
    defined, x, 43
  Sanctions, vii
    for failure to pre-clear properly, 3
  Shares by subscription
    procedures to preclear the purchase and sales of Shares by Subscription, 2
  Short sales
  by employees prohibited conduct, 6
  Solicitations
    by Putnam employees restricted, 21
  Tender offers
    partial exemption from clearance rules, 6
  Trustee
    serving as for another entity prohibited, 23
  Trusts
    covered in personal securities transactions, x, 43
  U.S. government obligations
    excluded from securities, x
  Violations of Law
    reporting of, 33
  Warrants
    defined as securities, x


60                                    s